Exhibit 10.30

MANAGEMENT COMPENSATION AGREEMENT

between

NORTHWEST AIRLINES, INC.

and

ANDREW C. ROBERTS

dated as of

April 17, 2002

MANAGEMENT COMPENSATION AGREEMENT

MANAGEMENT COMPENSATION AGREEMENT made as of the 17th day of April, 2002 between Northwest Airlines, Inc., a Minnesota corporation (the “Company”) and Andrew C. Roberts (the “Executive”).

PREAMBLE

The Company and Executive hereby desire to enter into a Management Compensation Agreement dated as of April 17, 2002.

1.               Terms of Employment.

1.1                                 Employment.  The Company agrees to continue to employ Executive, and Executive agrees to continue to serve the Company, on the terms and conditions set forth herein.

1.2                                 Position and Duties.  During the term of Executive’s employment hereunder, Executive shall continue to have his title, powers and duties as on the Effective Date or such other powers and duties as may from time to time be prescribed by the Company, provided that such powers and duties are consistent with or represent a promotion from Executive’s powers and duties as of the Effective Date, unless otherwise consented to in writing by Executive; provided, however, that as long as Executive retains a substantial portion of his then current oversight responsibility, the Company shall be permitted to transfer a portion of Executive’s oversight responsibility without the consent of Executive.  Executive shall devote substantially all his working time and effort to the business and affairs of the Company and its affiliates.

2.               Compensation.

2.1                                 Base Salary.  Executive’s Base Salary shall be his base salary in effect on the Effective Date, as increased thereafter by the Company.  Executive’s Base Salary in effect from time to time may only be reduced in connection with a base wage reduction for salaried employees of the Company, by an amount not to exceed 20% of Base Salary in effect on the date of such wage reduction.  For purposes of calculating any other payments or benefits hereunder (except as specified in Section 2.4) any reductions in Base Salary shall be disregarded.  Executive’s Base Salary shall be payable in accordance with the Company’s payroll policies.

2.2                                 Bonus.  Executive shall be entitled to participate in the Company’s Key Employee Annual Cash Incentive Plan (the “KEACIP”) or any successor annual bonus plan, the terms and conditions of which shall be established by the Board from time to time.

2.3                                 Expenses.  During the term of Executive’s employment hereunder, Executive shall be entitled to receive prompt reimbursements for all reasonable expenses incurred in performing services hereunder, provided that Executive properly accounts therefor in accordance with Company policy.

2.4                                 Compensation and Benefit Programs of the Company.  Except as set forth below, Executive shall continue while employed hereunder to participate in the Company’s employee compensation and benefit programs (or any successor programs) at levels in effect on the Effective Date.  Exceptions to the preceding sentence are:

(a)                                  Amounts payable to Executive under the Company’s benefit programs may be reduced to reflect a benefit reduction for salaried employees of the Company, in the same manner that salaried employees are generally affected by such reduction.

(b)                                 Executive shall not participate in any severance pay plan or annual bonus plan maintained by the Company except to the extent necessary to receive any severance or bonus payments specifically provided for hereunder.

3.               Airline Pass.

Subject to Executive’s continued employment with the Company through September 30, 2005 or if Executive’s employment hereunder is terminated by the Company other than for Cause prior to such date, Executive shall be entitled to receive upon termination of employment lifetime airline pass privileges for the personal use of Executive and his or her spouse or registered domestic partner and dependent children so long as spouses, registered domestic partners and dependent children of employees generally are eligible for nonrevenue travel pursuant to the Company’s pass policies (hereinafter, “Eligible Individuals”).  Such airline pass privileges (the “Airline Pass”) shall entitle Executive and Eligible Individuals to travel on regularly scheduled Northwest domestic and international flights, subject to all charges and fees then applicable to active management employees of the Company and their dependents and pursuant to the Company’s pass policies in effect from time to time, with boarding priority of (i) F-1 or the equivalent thereof for ten (10) years from and after the date such pass is issued, (ii) Y-1/F-2 or the equivalent thereof for the next succeeding ten (10) years, and (iii) 2-R or the equivalent thereof after the aggregate twenty-year period described in clauses (i) and (ii) above.  Executive shall be responsible for any personal income tax liability arising from such pass travel.  Notwithstanding the foregoing, all benefits under this Section 3 shall immediately and permanently cease in the event Executive violates the Company’s pass policies in connection with such travel and/or in the event that Executive is or becomes, at any time thereafter, an employee of any of the top five airlines in the United States (other than the Company) ranked by revenue passenger miles.

4.               Termination of Employment.

4.1                                 Upon Death.  Executive’s employment hereunder shall terminate upon his death.

4.2                                 By the Company.  The Company may terminate Executive’s employment hereunder at any time with or without Cause.

4.3                                 By the Executive.  Executive may terminate his employment hereunder at any time for any reason.

4.4                                 Notice of Termination, Payments.  Any termination of Executive’s employment hereunder (other than by death) shall be communicated by thirty (30) days’ advance written Notice of Termination by the terminating party to the other party to this Agreement;

provided that no advance Notice of Termination of Executive for Cause by the Company is required.

5.                                       Payments in the Event of Termination of Employment.

5.1                                 Payments in the Event of Termination by the Company for Cause or Voluntary Termination by Executive.  If Executive’s employment hereunder is terminated by the Company for Cause, as a result of death or Disability or by Executive other than for Good Reason, the Company shall pay Executive (a) his accrued and unpaid Base Salary through the Date of Termination and (b) any vested or accrued and unpaid payments, rights or benefits Executive may be otherwise entitled to receive pursuant to the terms of any written retirement, pension or other employee benefit or compensation plan maintained by the Company at the time or times provided therein.

5.2                                 Payments in the Event of Any Other Termination of Employment.  If Executive’s employment hereunder is terminated by the Company other than for Cause, or by Executive for Good Reason:

(a)  The Company shall pay Executive (i) his accrued and unpaid Base Salary through the Date of Termination, (ii) any bonus under the Key Employee Cash Incentive Bonus Program, or any successor annual bonus plan, (the “Incentive Bonus”) for any calendar year ended before the Date of Termination, (iii) a pro rata share (based on days employed during the applicable year) of the Incentive Bonus Executive would otherwise have received with respect to the year in which the Date of Termination occurs, payable at the time the Incentive Bonus would otherwise be payable to Executive; provided, however, that 100% of the Incentive Bonus shall be determined solely with reference to the financial performance of the Company for the year (based on the goals previously established with respect thereto) (rather than a portion of the Incentive Bonus determined on the basis of individual performance); provided, further, in the event that Company’s performance exceeds 100% of the financial performance target for the year, that portion of the Incentive Bonus that would have, but for this Section 5.2(a), related to the achievement of the individual performance target shall be 100% and (iv) any vested or accrued and unpaid payments, rights or benefits Executive may be otherwise entitled to receive pursuant to the terms of any written retirement, pension or other employee benefit or compensation plan maintained by the Company at the time or times provided therein.

(b)  In addition to the compensation and benefits described in Section 5.2(a):

(i)                                     The Company shall pay Executive, no later than thirty (30) days following Executive’s termination of employment, a lump sum amount equal to two (2) times the sum of (i) Executive’s annual Base Salary and (ii) the target Incentive Bonus for Executive with respect to the year in which the Date of Termination occurs (or if no target has been set for that year, the target Incentive Bonus for the immediately preceding year).

(ii)                                  With regard to group life insurance and group medical and dental insurance, until the earlier of the fourth anniversary of Executive’s Date of

Termination or the date Executive is employed by a new employer, Executive, his dependents, beneficiaries and estate shall be entitled to all benefits under such group life insurance and group medical and dental insurance as if Executive were still employed by the Company hereunder during such period.

(c)  Executive shall not be required to mitigate the amount of any payment provided for in this Section 5.2 by seeking other employment or otherwise, and no such payment shall be offset or reduced as a result of Executive obtaining new employment.

(d)  Notwithstanding anything else to the contrary in this Agreement, the Company’s obligation regarding the payments and insurance continuation provided for in Sections 5.2(a)(iii) and 5.2(b)(i) and (ii) is expressly conditioned upon the execution, delivery and non-revocation of a general release in the form attached hereto as Attachment A.

5.3                                 Board/Committee Resignation.  Executive’s termination of employment for any reason, shall constitute, as of the date of such termination and to the extent applicable, a resignation as an officer of the Company and a resignation from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such affiliate’s designee or other representative.

6.               Confidentiality; Non-Compete; Non-Solicitation; Nondisparagement.

While employed by the Company and thereafter, Executive shall not disclose any Confidential Information either directly or indirectly, to anyone (other than appropriate Company employees and advisors), or use such information for his own account, or for the account of any other person or entity, without the prior written consent of the Company or except as required by law.  This confidentiality covenant has no temporal or geographical restriction.  For purposes of this Agreement, “Confidential Information” shall mean all non-public information respecting the Company’s business, including, but not limited to, its services, pricing, scheduling, products, research and development, processes, customer lists, marketing plans and strategies, financing plans and the terms and provisions of this Agreement, but excluding information that is, or becomes, available to the public (unless such availability occurs through an unauthorized act on the part of the Executive).  Upon termination of this Agreement, Executive shall promptly supply to the Company all property and any other tangible product or document that has been produced by, received by or otherwise submitted to Executive during or prior to his term of employment, and shall not retain any copies thereof.

Executive acknowledges that his services are of special, unique and extraordinary value to the Company.  Accordingly, Executive shall not at any time prior to the first anniversary of the Date of Termination (i) become an employee, consultant, officer, partner or director of any air carrier which competes with the Company (or any of its affiliates) or (ii) whether on Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates.

While employed by the Company and thereafter, Executive agrees not to make any untruthful or disparaging statements, written or oral, about the Company, its affiliates, their predecessors or successors or any of their past and present officers, directors, stockholders, partners, members, agents and employees or the Company’s business practices, operations or personnel policies and practices to any of the Company’s customers, clients, competitors, suppliers, investors, directors, consultants, employees, former employees, or the press or other media in any country.

Executive agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage for which there would be no adequate remedy at law, and that, in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach or threatened breach, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. Executive further agrees that the provisions of the covenant not to compete are reasonable.  Should a court determine, however, that any provision of the covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court deems reasonable.  The provisions of this Section 6 shall survive any termination of this Agreement and Executive’s term of employment.  The existence of any claim or cause of action or otherwise, shall not constitute a defense to the enforcement of the covenants and agreements of this Section 6.

7.               Successors and Assigns.

(a)  This Agreement shall bind any successor to the Company, whether by purchase, merger, consolidation or otherwise, in the same manner and to the same extent that the Company would be obligated under this Agreement if no such succession had taken place.

(b)  This Agreement shall not be assignable by Executive.  This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

8.               Term.

The term of this Agreement shall commence on the Effective Date and end upon the Executive’s termination of employment.  The rights and obligations of the Company and Executive shall survive the termination of this Agreement to the fullest extent necessary to give effect to the terms hereof.

9.               Notices.

Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered to and mailed by United States mail, addressed:

(a)  if to Executive, to the address set forth on the signature page hereto, and

(b)  if to the Company, c/o Northwest Airlines, Inc., 2700 Lone Oak Parkway, Eagan, Minnesota 55121, Attention:  General Counsel,

or, in each case, to such other address as may have been furnished in writing.

10.         Withholding.

All payments required to be made by the Company hereunder shall be subject to the withholding and/or deduction of such amounts as are required to be withheld or deducted pursuant to any applicable law or regulation.  The Company shall have the right and is hereby authorized to withhold or deduct from any compensation or other amount owing to Executive, applicable withholding taxes and deductions and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes or deductions.

11.         Certain Defined Terms.

As used herein, the following terms have the following meanings:

“Agreement” shall mean this Management Compensation Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance herewith.

“Base Salary” shall mean the salary of the Executive in effect from time to time under Section 2.1.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean with respect to termination by the Company of Executive’s employment hereunder (i) an act or acts of dishonesty by Executive resulting in, or intended to result in, directly or indirectly, any personal enrichment of Executive, (ii) an act or acts of dishonesty by Executive intended to cause substantial injury to the Company, (iii) material breach (other than as a result of a Disability) by Executive of Executive’s obligations under this Agreement which action was (a) undertaken without a reasonable belief that the action was in the best interests of the Company and (b) not remedied within a reasonable period of time after receipt of written notice from the Company specifying the alleged breach, (iv) Executive’s conviction of, or plea of nolo contendere to, a crime constituting (a) a felony under the laws of any country, the United States or any state thereof or (b) a misdemeanor involving moral turpitude or (v) a material breach of (a) the Company’s Code of Business Conduct or (b) the provisions of this Agreement.

“Date of Termination” shall mean, with respect to Executive, the date of termination of Executive’s employment hereunder after the notice period provided by Section 4.4.

“Disability” shall mean Executive’s physical or mental condition which prevents continued performance of his duties hereunder, if Executive establishes by medical evidence that such condition will be permanent and continuous during the remainder of Executive’s life or is likely to be of at least three (3) years duration.

“Effective Date” shall mean April 17, 2002.

“Good Reason” shall mean with respect to an Executive, any one or more of the following:

(a)                                  a material reduction in Executive’s Base Salary or level of target bonus under the KEACIP or any successor bonus plan (except as permitted hereunder);

(b)                                 except as otherwise provided in Section 1.2, any substantial and sustained diminution in Executive’s authority or responsibilities hereunder;

(c)                                  the relocation of the Company’s principal executive offices to a location outside the Minneapolis-St. Paul Metropolitan Area;

(d)                                 a failure by the Company to comply with any provision of this Agreement;

provided, however, that the foregoing events shall constitute Good Reason only if the Company fails to cure such event within thirty (30) days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

In order for Executive’s termination of his employment to be considered for Good Reason, such termination must occur within one (1) year after the event giving rise to such Good Reason.  Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

“Notice of Termination” shall mean a notice specifying the Date of Termination.

12.         Executive Representation.

Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

13.         Amendment.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and an authorized officer of the Company.

14.         Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota, without regard to principles of conflicts of laws.

15.         Validity.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

16.         Arbitration.

Except as otherwise provided in Section 17 of this Agreement, all disputes and controversies arising from or in conjunction with Executive’s employment with, or any termination from, the Company and all disputes and controversies arising under or in connection with this Agreement (except claims for vested benefits brought under ERISA) shall be settled by mandatory arbitration conducted before one arbitrator having knowledge of employment law in accordance with the rules for expedited resolution of employment disputes of the American Arbitration Association then in effect.  The arbitration shall be held in the Minneapolis/St. Paul metropolitan area at a location selected by the Company.  The determination of the arbitrator shall be made within thirty (30) days following the close of the hearing on any dispute or controversy and shall be final and binding on the parties.  The parties hereby waive their right to a trial of any and all claims arising out of this Agreement or breach of this Agreement.  All costs and expenses incurred in connection with any arbitration including, without limitation, arbitrator and attorney’s fees, shall be paid by the nonprevailing party in the arbitration unless the arbitrator determines that such expenses must be otherwise allocated under applicable law to maintain the validity of this Section 16.

17.         Specific Performance.

Notwithstanding Section 16 of this Agreement, if Executive breaches or threatens to commit a breach of Section 6 of this Agreement, the Company shall have the right to specific performance (i.e., the right and remedy to have the terms and conditions of Section 6 specifically enforced by any court of competent jurisdiction), it being agreed that any breach or threatened breach of Section 6 would cause irreparable injury and that money damages may not provide an adequate remedy.

18.         Cooperation.

Executive shall provide his reasonable cooperation in connection with any investigation, action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder.  This provision shall survive any termination of this Agreement.

19.         Compensation Limitation.

Notwithstanding the foregoing, Executive and the Company agree that (i) to the extent permitted by the Air Transportation Safety and System Stabilization Act (the “Act”) any payments or benefits payable to Executive under this Agreement (including, without limitation, payments under Sections 2 and 5 hereof) or pursuant to any other compensation or benefit plan of the Company or other arrangement between the Company and Executive that do not comply with the Act shall be deferred until such payments or benefits may be paid under the Act, and (ii) to the extent the Act does not permit the deferral of any such payments or benefits, the maximum compensation and/or severance Executive may receive from the Company under this Agreement or any other compensation or benefit plan of the Company or other arrangement between the Company and Executive will not exceed the amount allowed under the Act.

20.         Entire Agreement.

This Agreement, together with the Release, any award agreement between the Company and Executive entered into pursuant to the Company’s stock incentive plans, and the Company’s employee benefit plans in which Executive will continue to participate as provided in this Agreement, contain the entire understanding between the Company and Executive with respect to Executive’s employment with the Company and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the Company and Executive with respect to Executive’s employment.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the day and year first above written.

NORTHWEST AIRLINES, INC.

By:	/s/	Richard H. Anderson
Richard H. Anderson
Chief Executive Officer

EXECUTIVE:

/s/ Andrew C. Roberts
Andrew C. Roberts
Senior Vice President—Technical
Operations